Exhibit 99.1
Report of Independent Auditors

To the Board of Directors and Shareholders of
Blacksmith Brands Holdings, Inc. and Subsidiary:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Blacksmith Brands Holdings, Inc. and its subsidiaries at October 31, 2010, and the results of their operations and their cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
January 18, 2011

Blacksmith Brands Holdings, Inc. and Subsidiary
Consolidated Statement of Operations
For the Twelve Months ended October 31, 2010

Net sales	$85,144,195
Cost of goods sold	43,041,968
Gross profit	42,102,227

Operating, general and administrative expenses	18,574,898
Depreciation	274,705
Loss on impairment of fixed assets	891,119
Operating Income	22,361,505

Interest expense	7,371,098
Income before income taxes	14,990,407

Income tax expense	6,297,896
Net income	$8,692,511

The accompanying notes are an integral part of these financial statements.

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Balance Sheet

October 31, 2010

Assets
Current assets:
Cash and cash equivalents	$2,507,110
Accounts receivable, net of allowances	18,670,488
Inventories	16,200,855
Prepaid expenses and other current assets	44,140
Deferred income tax assets	737,513
Total current assets	38,160,106

Property and equipment, net	226,314
Goodwill	4,913,100
Intangible assets	83,820,000
Other long-term assets	482,087
Total assets	$127,601,607

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	6,966,071
Accrued expenses	4,003,918
Current portion of long-term debt	2,750,000
Income taxes payable	2,993,824
Total current liabilities	16,713,813

Long-term debt, net of unamortized discount	49,501,980
Deferred income tax liabilities	1,434,244
Total liabilities	67,650,037

Stockholders' equity:
Series A Preferred Stock $.01 par value per share, 6,000,000 shares authorized, 5,377,292 shares issued and outstanding (cumulative dividends in arrears of $5,687,000)	53,773
Common Stock $.01 par value per share, 9,000,000 shares authorized, 6,139,341 shares issued and outstanding	61,393
Additional paid-in capital	54,336,767
Retained earnings	5,499,637
Total stockholder's equity	59,951,570
Total liabilities and stockholders' equity	$127,601,607

The accompanying notes are an integral part of these financial statements.

Blacksmith Brands Holdings, Inc. and Subsidiary
Consolidated Statement of Cash Flows
For the Twelve Months ended October 31, 2010

Cash flow from operating activities
Net Income	$8,692,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	274,705
Amortization of deferred financing costs	370,656
Impairment of fixed assets	891,119
Amortization of deferred compensation	599,356
Deferred income taxes	2,790,948
Changes in operating assets and liabilities:
Accounts receivable	(18,670,488)
Inventories	(5,240,857)
Prepaid expenses and other current assets	(20,501)
Accounts payable, accrued expenses and other current liabilities	10,432,398
Income taxes payable	2,993,824
Net cash provided by operating activities	3,113,671

Cash flows from investing activities
Capital expenditures	(357,461)
Acquisition of business ( working capital adjustment )	634,703
Net cash provided by investing activities	277,242

Cash flows from financing activities
Payments on revolving facility	(1,075,000)
Proceeds from issuance of capital stock	129,527
Net cash used in financing activities	(945,473)

Net increase in cash and cash equivalents	2,445,440

Cash and cash equivalents at beginning of period	61,670
Cash and cash equivalents at end of period	$2,507,110

Cash paid during the period for:
Interest	$6,414,255
Income taxes	$466,241

The accompanying notes are an integral part of these financial statements.

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Statement of Stockholders' Equity

For the twelve months ended October 31, 2010

	Series A Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings/
	Shares	Amount	Shares	Amount	Capital	(Accumulated Deficit)	Total
Balance at November 1, 2009	5,366,792	$53,668	5,918,064	$59,181	$53,610,201	$(3,192,874)	$50,530,176
Issuance of preferred stock and common stock	10,500	105	—	—	107,295	—	107,400
Issuance of restricted stock	—	—	221,277	2,212	19,915	—	22,127
Stock-based compensation	—	—	—	—	599,356	—	599,356
Net income	—	—	—	—	—	8,692,511	8,692,511
Balance at October 31, 2010	5,377,292	$53,773	6,139,341	$61,393	$54,336,767	$5,499,637	$59,951,570

The accompanying notes are an integral part of these financial statements.

Blacksmith Brands Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Description of Business and Organization and Summary of Significant Accounting Policies

Description of Business and Organization

Blacksmith Brands Holdings, Inc. (the “Company” or “Blacksmith”) was incorporated in the State of Delaware on October 27, 2009. The Company is majority owned by Charlesbank Equity Fund VII Limited Partnership, CB Offshore Equity Fund VII, Charlesbank Parallel Fund VII Limited Partnership, Charlesbank Equity Coinvestment Fund VII, Limited Partnership, and Charlesbank Coinvestment Partners, Limited Partnership (collectively, “Charlesbank”).

On October 29, 2009, the Company, through its wholly owned subsidiary, Blacksmith Brands, Inc., acquired the inventory, certain property and equipment, and intellectual property (primarily trademarked brands) of five over the counter pharmaceutical brands from McNeil-PPC, Inc., a subsidiary of Johnson & Johnson. The five brands acquired were: Luden's(R), Efferdent(R), Effergrip(R), PediaCare(R) and Nasalcrom(R). The Company commenced operations on October 29, 2009.

The Company operates in the over the counter pharmaceutical market primarily in the United States, with minimal sales in Canada. Sales are made directly to retailers and distributors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Blacksmith Brands, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

These financial statements are presented for the period from November 1, 2009 to October 31, 2010.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. At any time, cash in banks may exceed federally insured limits.

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or market, with cost being determined by the first-in, first out method.

Revenue Recognition, Accounts Receivable Trade, and Allowances for Doubtful Accounts, Returns, and Sales Incentives

The Company recognizes revenue from product sales when the following four basic revenue recognition criteria under the related accounting guidance are met (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Revenues from product sales are generally recognized upon delivery to a common carrier when terms are equivalent to free on board “FOB” origin. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records the appropriate provision. The provision for doubtful accounts is recorded as a charge to operating expense and reduces accounts receivable. The estimated allowance for doubtful accounts is based primarily on management's evaluation of aging of accounts receivable balances, the financial condition of its customers, historical trends, and time outstanding of specific balances.

The Company writes off accounts receivable balances when deemed to be uncollectible. Actual collections of accounts receivable could differ from management's estimates due to changes in future economic, industry or customers' financial conditions.

Provision is made for estimated discounts related to customer payment terms and estimated product returns at the time of sale based on our historical experience. The cost of promotional programs such as promotional allowances and cooperative advertising are recognized in net sales in the period in which the allowance is offered or at initial sale, whichever is later.

Property and Equipment

Acquired property and equipment as of October 29, 2009, is stated at fair value at the acquisition date (as defined under ASC 805- “Business Combinations”).

Additions to property and equipment subsequent to October 29, 2009, are stated at cost.

Renewals and improvements that extend the useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation is computed under the straight-line method over the estimated useful lives of the assets.

Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations. The estimated useful lives of property and equipment are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of 5 years or the term of the lease
Computer hardware and software	3 years

Goodwill and Intangible Assets

The Company accounts for goodwill and indefinite lived intangibles in accordance with ASC 350 “Intangibles - Goodwill and Other”. Goodwill and indefinite lived intangible assets include goodwill and trademarked brands acquired in the acquisition made on October 29, 2009, as described above in Note 1, which are not amortized but instead are tested for impairment at least annually or when an impairment indicator exists in accordance with the provisions of ASC 350. The determination as to whether goodwill and indefinite lived intangibles are impaired is based on management's estimate of the fair value of each reporting unit as compared to its respective carrying value. The Company uses discounted cash flow models to estimate the current fair value of its reporting units when testing for impairments. A number of significant assumptions and estimates are used including estimates of revenues, operating and other costs, capital spending and discount rates. The Company has selected March 31 as its impairment measurement date and there has been no impairment as of October 31, 2010. If impairment were to exist, the amount of impairment would be charged against earnings in the period during which the impairment occurred. The amount of the impairment would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of such goodwill.

Shipping and Handling Costs

Internal and external shipping and handling costs are included in cost of goods sold. Such costs include inbound freight costs and other product procurement charges. Shipping costs for the twelve months ended

October 31, 2010 totaled $2.6 million.

Advertising

Advertising costs are expensed as incurred and totaled $5.1 million for the twelve months ended October 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include net realizable value of inventories, valuation of long-lived assets (including goodwill and intangibles), useful lives associated with amortization and depreciation of fixed assets, sales allowances and allowance for doubtful accounts, and valuation of deferred tax assets.

Impairment of Long-Lived Assets

In accordance with ASC 360 “Property, Plant and Equipment”, the Company reviews the carrying value of its property and equipment for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. In performing this review for recoverability, property and equipment is assessed for possible impairment by comparing their carrying values to their undiscounted net pre-tax cash flows expected to result from the use of the assets. Impaired assets are written down to their fair values, generally determined based on their estimated future discounted cash flows. During the twelve months ended October 31, 2010 the company deemed certain production equipment to be impaired due to a change in product packaging. The production equipment was deemed to have no further value and was disposed during the period.

Concentrations of Credit Risks

The Company's customers are primarily retailers and distributors located throughout the United States. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. As of October 31, 2010, one customer accounted for 23% of accounts receivable and 25% of net sales for the twelve months ended October 31, 2010.

The Company maintains cash balances at financial institutions. Accounts at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At October 31, 2010, the balances on account exceeded this limit.

Income Taxes

The Company accounts for income taxes pursuant to ASC 740 “Income Taxes”, which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the deferred tax assets and liabilities during the reporting period. Valuation allowances are established when necessary to reduce deferred income tax assets when it is more likely than not that a tax benefit will not be realized.

Debt Issue Costs

In conjunction with the debt discussed in Note 9, the Company incurred approximately $2.5 million of debt issue costs and discounts. These costs and discounts are being amortized using the effective interest rate method over the life of the related loan (five years) until December, 2014 and are included in interest expense in the accompanying consolidated statement of operations.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by the Company for the period ending October 31, 2010 reporting. The adoption did not have a significant impact on the subsequent events that the Company reports, either through recognition or disclosure, in the consolidated financial statements.

In January 2010, the FASB issued authoritative guidance requiring new disclosures and clarifying some existing disclosure requirements about fair value measurement.  Under the new guidance, a reporting entity should (a) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and (b) present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company does not expect this guidance to have a material impact on its financial statements.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2. Fair Value Measurements

The Company has adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures”, which provides guidance to (i) all applicable financial assets and liabilities and (ii) non-financial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis. The Company has also adopted an accounting standard update related to ASC 820, which applies this guidance to all remaining assets and liabilities measured on a non-recurring basis at fair value. The guidance establishes a three level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the hierarchy are defined as follows:

Level 1 - Unadjusted quoted market prices in active markets for identical assets and liabilities.

Level 2 - Observable inputs, other than Level 1 inputs. Level 2 inputs would typically include quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 - Prices or valuations that require inputs that are both significant to the measurement and unobservable.

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long term debt. The carrying value of these financial instruments approximates their fair value principally due to their short term maturities.

3.    Accounts Receivable

Accounts receivable consist of the following at October 31, 2010:

Trade accounts receivable and other receivables	$19,060,488
Accounts receivable other	1,198,000
Less allowances for discounts, returns and uncollectible accounts	(1,588,000)
$18,670,488

4. Inventory

The Company values the inventory at the lower of cost or market value.  Accordingly, the Company reduces the inventories for the diminution of value resulting from product obsolescence, damage or other issues affecting marketability equal to the difference between the cost of the inventory and its estimated market value.  Factors utilized in the determination of estimated market value include (i) current sales data and historical return rates, (ii) estimates of future demand, (iii) competitive pricing pressures, (iv) new product introductions, (v) product expiration dates, and (vi) component and packaging obsolescence.

The entire balance of the Company's inventory is finished goods, net of allowances for obsolete inventory of $0.1 million.

5. Property and Equipment

Property and equipment consist of the following at October 31, 2010:

Machinery and equipment	$6,887
Furniture and fixtures	46,793
Leasehold improvements	6,276
Computer hardware and software	218,283
Total property and equipment	278,239

Less accumulated depreciation	(51,925)
Property and equipment - net	$226,314

Depreciation expense for the twelve months ended October 31, 2010 was $274,705.

6. Other Assets

Other assets consist of the following at October 31, 2010:

Debt issues costs, net	$463,473
Security deposits	18,614
Total	$482,087

7. Goodwill and Intangible Assets

A reconciliation of the activity affecting goodwill is as follows:

Balance - November 1, 2009	Consolidated
Goodwill	$4,544,000
Accumulated purchase price adjustments	—
Accumulated impairment losses	—
$4,544,000

2010 purchase price adjustments	369,100

Balance - October 31, 2010
Goodwill	4,544,000
Accumulated purchase price adjustments	369,100
Accumulated impairment losses	—
$4,913,100

During the twelve months ended October 31, 2010 and to reflect information obtained since the acquisition date, the Company finalized its purchase accounting for the inventory, fixed assets and intellectual property acquired on October 29, 2009 (Note 1) by increasing goodwill by $0.4 million, increasing inventory by $0.1 million, and decreasing fixed assets by $0.5 million.  During the same period and in conjunction with the same acquisition, the Company received $0.6 million for the finalized working capital adjustment.

A reconciliation of the activity affecting indefinite intangible assets is as follows:

Carrying Amounts	Consolidated
Balance - November 1, 2009	$83,820,000
Changes during the period	—
Balance - October 31, 2010	$83,820,000

8. Accrued Expenses

Accrued expenses consist of the following as of October 31, 2010:

Accrued interest	$590,959
Accrued coupon liability	793,075
Accrued commissions	743,646
Accrued freight and storage	695,580
Other accrued expenses	1,180,658
$4,003,918

9. Long-Term Debt

A summary of long-term debt is as follows as of October 31, 2010:

Term loan	$53,925,000
Less: current portion of long-term debt	(2,750,000)
Less: unamortized debt discount	(1,673,020)
Total long-term debt, net of current maturities and unamortized debt discount	$49,501,980

Credit Agreement

On October 29, 2009, the Company entered into a Credit Agreement, which provided the Company with borrowings of (1) up to $10 million under a Revolving Facility including outstanding Letters of Credit and (2) a Term Loan in the aggregate maximum principal amount of $55 million. At October 31, 2010, the Company has outstanding letters of credit of $55,458. Amounts outstanding under the Credit Agreement are secured by all assets of the Company.

In accordance with the Credit Agreement, the minimum prime rate shall not be less than the higher of (1) the Prime Rate (2) the Federal Funds rate plus one-half percent (0.5%) or (3) LIBOR plus one percent (1%). In that case the minimum LIBOR rate shall not be less than three percent (3%).

Revolving Facility

The interest on outstanding revolving credit under the Revolving Facility is payable (1) on the last day of each quarter in arrears in cash at an annual rate equal to the prime rate plus five and one-quarter percent (5.25%) or (2) on the last day of the applicable interest period with respect to LIBOR loans at the LIBOR rate plus six and one quarter percent (6.25%). The Company also pays a fee quarterly on a proportion of the unused Revolving Facility of one-half percent (0.5%) per year. At October 31, 2010 there was no outstanding balance under the Revolving Facility.

All revolving credit advances outstanding under the Revolving Facility and all other obligations under the Revolving Facility shall be due and payable in full on the maturity date of December 31, 2014.

Term Loan

The interest on the outstanding Term Loan is payable (1) on the last day of each quarter in arrears in cash at an annual rate equal to the prime rate plus eight and one half percent (8.5%) or (2) on the last day of the applicable interest period with respect to LIBOR loans at the LIBOR rate plus nine and one half percent (9.5%). At October 31, 2010, the interest rate under the Term Loan was 12.5%.

Payment on the outstanding principal balance under the Term Loan is due on each of the quarterly payment dates as follows: $250,000 on each of the last day of the quarter commencing January 1, 2010, $412,500 on each of the last day of the quarter commencing April 1, 2010 to September 30, 2010, $687,500 on each of the last day of the quarter commencing October 1, 2010 to March 31, 2012, $1,031,250 on each of the last day of the quarter commencing April 1, 2012 to March 31, 2013, $1,375,000 on each of the last day of the quarter commencing April 1, 2013 to September 30, 2014 and the remaining balance of $37,425,000 is payable on December 31, 2014.

The following is a summary of the aggregate annual maturities of the Company's Term Loan, during the twelve month period ending October 31 of each year indicated:

2011	2,750,000
2012	3,437,500
2013	4,812,500
2014	5,500,000
2015	37,425,000
$53,925,000

Affirmative and Financial Covenants

In accordance with the Credit Agreement, the Company is required to comply with quarterly financial covenants including minimum total leverage ratio, minimum EBITDA, fixed charge ratio, and limitations on capital expenditures. At October 31, 2010, the Company was in compliance with the applicable financial covenants under its credit agreement.

10. Capital Stock

Series A Preferred Stock
Series A Preferred Stock is nonvoting and is entitled to receive dividends on each share equal to the product of the purchase price for each share multiplied by 10% per annum. All dividends with respect to Series A Preferred Stock shall (i) be payable in cash or additional shares of Series A Preferred stock, at the discretion of the Board of Directors, (ii) accrue on a daily basis, (iii) be cumulative, whether or not earned or declared, (iv) be compounded quarterly from the date of issuance of such share and (v) be payable when declared by the Board of Directors. In addition, the preferred stock is redeemable on a pro rata basis at the option of a majority of the Board of Directors for the original purchase price per share plus all accrued and unpaid dividends, whether or not declared (the “Liquidation Value”). Upon the sale, merger or other change of control of the Company, each holder of a Series A Preferred Stock is entitled to receive an amount equal to the Liquidation Value, before any payments can be made in respect of the Common Stock. At October 31, 2010, aggregate arrearages in cumulative Series A Preferred Stock dividends amounted to $5.7 million.
Equity Incentive Plan
Effective on October 29, 2009, the Company's Board of Directors (the “Board”) adopted an Equity Incentive Plan (the “Plan”) to provide the Company's employees, certain consultants and advisors who perform services for the Company and nonemployee members of the Board with an opportunity to receive grants of options to purchase shares of the Company's common stock and grants of restricted shares of the Company's common stock.
The Plan is administered by the Board or a committee appointed by the Board. The Board may grant incentive stock options, nonqualified stock options, or restricted shares. Incentive stock options may be granted only to employees of the Company and nonqualified stock options may be granted to employees, nonemployee directors and advisors. At October 31, 2010, no stock options have been granted under the Plan. The term of any option shall not exceed ten years from the date of grant. However, an incentive stock option that is granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term that exceeds five years from the date of grant.
Restricted Shares
Pursuant to the Plan, 1,200,000 shares were reserved to be issued and at October 31, 2010, 437,948 shares are available to be issued.

As of October 31, 2010, there is 700,845 common shares of unvested restricted stock granted to employees, subject to service and performance criteria. Half of the restricted shares vest based on Company performance and half vest quarterly based on service over a one or five year period. The shares vest immediately if there is a change in control or initial public offering.
The fair value of nonvested restricted shares is the Company's best estimate of the value of its common stock on the day of the grant date. The weighted-average grant-date fair values during the twelve months ended October 31, 2010 was $2.71.
The following represents restricted stock activity during the period from November 1, 2009 through October 31, 2010:

Nonvested Shares	Shares ( in thousands)	Weighted-Average Grant-Date Fair Value
Nonvested at November 1, 2009	540.8	$0.10
Granted	221.3	2.71
Vested	(61.2)	0.10
Nonvested at October 31, 2010	700.8	$2.71

At October 31, 2010, there was no unrecognized compensation costs related to nonvested share-based compensation arrangements under the Plan based on management's estimate of the shares that will ultimately vest. All shares vested on November 1, 2010 due to the change in control of the Company as discussed in Note 16.

11. Related Party Transactions

Management Agreement

Pursuant to the management agreement dated October 29, 2009, the Company pays Charlesbank a monitoring fee. Fees paid for the twelve months ended October 31, 2010 were $316,291 which are included in operating, general and administrative expenses in the accompanying consolidated statement of operations.

Sales and Logistical Administrative Services

The Company has contracted with two companies to provide the sales and certain logistical administrative functions. Both of those companies are controlled by an investor in the Company. The contract with each of the two companies can be terminated by either party with six months notice. The total fees incurred for the twelve months ended October 31, 2010 were $3,985,896 and are included in operating, general and administrative expenses, of which $714,769 payable to these companies is included in accrued liabilities at October 31, 2010.

12. Employee Benefit Plan

Profit Sharing

The Company offers a defined contribution 401(k) profit sharing plan to all of its management and office employees. Employees become eligible when they join the Company. Employee contributions are based on their annual salary with a contribution rate ranging up to 15%. Employer contributions can range from 4% to 8% of an employee's annual salary with the excess above 4% determined by management on a discretionary basis. The Company made employer contributions of $152,331 to the plan for the twelve months ended October 31, 2010.

13. Income Taxes

The following is a summary of the components of the income tax benefit:

Twelve months ended October 31, 2010
Current:
Federal	$2,717,562
State	789,386
Total current provision	3,506,948

Deferred:
Federal	2,399,353
State	391,595
Total deferred provision	2,790,948
Income tax expense	$6,297,896

Reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

October 31, 2010

Statutory federal income tax rate	35.00%
State income taxes, net of federal tax	5.90%
Meals & entertainment	0.02%
Transaction costs	0.40%
Stock compensation	1.58%
Benefit of graduated federal tax rates	(0.89)%
Effective income tax rate	42.01%

The tax effects of the temporary differences which give rise to the deferred tax assets and liabilities are as follows:

October 31, 2010
Current deferred tax assets:
Reserves and accruals	$475,608
Inventory capitalization	261,905
Total current deferred tax assets	737,513

Noncurrent deferred tax assets:
Deferred rent	15,694
Total noncurrent deferred tax assets	15,694

Noncurrent deferred tax liabilities:
Depreciation	(1,509)
Intangibles	(1,448,429)
Total deferred tax liabilities	(1,449,938)
Net deferred tax liability	(696,731)

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) ASC 740-10 “Accounting for Uncertainty in Income Taxes”, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based solely on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that is more likely than not to be sustained upon ultimate settlement. The Company has no reserves for uncertain tax positions as of October 31, 2010.

14. Employment Agreements

The employment agreements with the Company's chief executive officer and with certain of its management employees include, among other terms, various noncompetition provisions and severance payments comprised of salary and benefits continuation. The aggregate of such future potential severance cash payments under the terms of those agreements is $2.6 million.

15. Commitments and Contingencies

Operating Leases

The Company occupies office space pursuant to a non-cancelable lease agreement which it entered into on October 30, 2009. The lease expires in 2015.

The minimum rental commitment under the operating lease is as follows for each year ending October 31:

2011	$196,474
2012	214,960
2013	210,218
2014	221,832
2015	147,888
Total	$991,372

Rent expense for the twelve months ended October 31, 2010 was $157,646.

PediaCare® Trade Dress Infringement Claim

On December 16, 2010, the Company received written correspondence from a competitor in which the competitor alleged trade dress infringement by the new packaging for the PediaCare® Plus product line of the competitor's trade dress for its competitive products.  The Company is exploring the resolution of the alleged trade dress infringement on terms mutually satisfactory to the Company and the competitor.
In addition to the matter described above, the Company is involved from time to time in other routine legal matters and other claims incidental to its business.  The Company reviews outstanding claims and proceedings internally and with external counsel as necessary to assess probability and amount of potential loss.  These assessments are re-evaluated at each reporting period and as new information becomes available to determine whether a reserve should be established or if any existing reserve should be adjusted.  The actual cost of resolving a claim or proceeding ultimately may be substantially different than the amount of the recorded reserve.  In addition, because it is not permissible under GAAP to establish a litigation reserve until the loss is both probable and estimable, in some cases there may be insufficient time to establish a reserve prior to the actual incurrence of the loss (upon verdict and judgment at trial, for example, or in the case of a quickly negotiated settlement).  The Company believes the resolution of routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on its business, financial condition or results from operations.

16. Subsequent Events

The Company has evaluated, for potential recognition and disclosure, events that occurred after the balance sheet date of October 31, 2010 through January 18, 2011, the date the financial statements were available to be issued.

On November 1, 2010, the Company sold 100% of its capital stock to Prestige Brands Holdings, Inc., for $190 million in cash, plus a pending working capital closing adjustment of $13.4 million.